Exhibit 10.1

AMENDMENT NO. 2
to the
PRUDENTIAL BANCORP, INC.
PRUDENTIAL BANK
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 (the "Amendment") to the Employment Agreement by and among Prudential Bank, a Pennsylvania‑chartered, stock-form savings bank previously known as "Prudential Savings Bank" (the "Bank"), and Prudential Bancorp, Inc., a Pennsylvania corporation (the "Company" and collectively with the Bank, the "Employers"), and Anthony V. Migliorino (the "Executive") dated December 19, 2016 (the "Agreement"), as amended, is hereby effective as of August 15, 2018.

WHEREAS, the Executive is presently employed as the Executive Vice President and Chief Operating Officer of the Employers;

WHEREAS, effective December 19, 2016, the Executive and the Employers entered into the Agreement which provided for, among other things, severance benefits in the event of the Executive's termination and specified the various basis on which termination of employment could be affected;

WHEREAS, effective November 17, 2017, the Employers and the Executive entered into Amendment No. 1 which amended the Agreement to reflect the mutually agreed upon revisions to Sections 1 and 6;

WHEREAS, upon further review, the Employees and the Executive desire to amend Section 6 to clarify the appropriate multiplier applicable thereto; and

WHEREAS, the Executive is willing to serve the Employers on the terms and conditions set forth in the Agreement, as amended by this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Employers and the Executive do hereby agree to amend the Agreement as follows:

1.          Section 6 of the Agreement be and hereby is rescinded and deleted and replaced in its entirety by the following:

6.          Limitations of Benefits under Certain Circumstances.

In the event that:

(i)
the aggregate payments or benefits to be made or afforded to the Executive pursuant to this Agreement, together with other payments and benefits which the Executive has a right to receive from the Employers which are deemed to be parachute payments as defined in Section 280G of the Code, or any successor thereof (the "Severance Benefits"), would be deemed to include an "excess parachute payment" under Section 280G of the Code; and

(ii)
if such Severance Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive's "base amount," as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the Tax Rate and the Non-Triggering Amount would be greater than the aggregate value of the Severance Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Severance Benefits and the Tax Rate, then the Severance Benefits shall be reduced to the Non-Triggering Amount. For purposes of this Section, "Tax Rate" shall include the sum of (a) the highest marginal federal, state and local income tax rates applicable to the Executive, and (b) the Social Security and Medicare tax rates applicable to such payment, as adjusted for any phase out of federal tax deductions and any benefit associated with state or local tax deductions. If the Severance Benefits are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits to be provided in kind. All calculations to be made under this Section 6 shall be made by the Employer's independent registered public accounting firm or an independent tax counsel selected by the Employers (and paid for thereby), subject to the right of Executive and his representative, if any, to review such analysis. Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

2.          All other sections and provisions in the Agreement shall continue in full force and effect and are not affected by this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to the Agreement as of the date first written above.

ATTEST:		PRUDENTIAL BANCORP, INC.

By:	/s/Sharon Slater	By:	/s/Bruce E. Miller
Name:	Sharon Slater	Name:	Bruce E. Miller
Title:	Corporate Secretary	Title:	Chairman of the Board

PRUDENTIAL BANK

By:	/s/Sharon Slater	By:	/s/Bruce E. Miller
Name:	Sharon Slater	Name:	Bruce E. Miller
Title:	Corporate Secretary	Title:	Chairman of the Board

EXECUTIVE

		By:	/s/Anthony V. Migliorino
Anthony V. Migliorino

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